UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 19, 2019

EVELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38473	46-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
620 Memorial Drive
Cambridge, Massachusetts 02139
(Address of principal executive offices) (Zip Code)
(617) 577-0300
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 19, 2019 (the "Closing Date"), Evelo Biosciences, Inc. (the "Company") entered into a Loan and Security Agreement (the "Loan Agreement") with each other borrower party thereto (the "Borrowers"), each lender party thereto (the "Lenders"), K2 HealthVentures LLC, as administrative agent for the Lenders (the "Administrative Agent"), and Ankura Trust Company, LLC, as collateral agent for the Lenders (the "Collateral Trustee"), pursuant to which the Lenders agreed to make term loans in an aggregate principal amount of up to $45,000,000, available to the Borrowers in three tranches. The initial tranche of $20,000,000 was funded on the Closing Date. The second tranche of $10,000,000 is available to be funded at the Borrowers' election between December 1, 2019 and June 1, 2020, subject to certain customary conditions. The third tranche of $15,000,000 is available to be funded at the Borrowers' election on or before January 15, 2021, subject to certain customary conditions and the achievement of certain clinical development milestones. Borrowings under the Loan Agreement are collateralized by substantially all of the Borrower's personal property, excluding intellectual property, and the Company pledged its equity interests in its subsidiaries, subject to certain limitations with respect to its foreign subsidiaries.

Interest on the outstanding loan balance will accrue at a variable annual rate equal to the greater of (i) 8.65% and (ii) rate of interest noted in The Wall Street Journal, Money Rates section, as the "Prime Rate" plus 3.15%. The Borrowers are required to make interest-only payments on the loans for all monthly payment dates prior to March 1, 2022 or, if the third tranche is drawn, September 1, 2022. The loans are scheduled to begin amortizing on either March 1 or September 1, 2022, as applicable, with equal monthly payments of principal plus interest being made by the Borrowers to the Lenders in consecutive monthly installments following such interest-only period until the loans mature on August 1, 2024. Upon final payment or prepayment of the loans, the Borrowers must pay a final payment equal to 4.3% of the loans borrowed. At the Borrowers' option, the Borrowers may prepay the loans in whole, subject to a prepayment fee of 2% of the amount prepaid or, if the prepayment occurs after the 18-month anniversary of the funding date of the loans, 1% of the amount prepaid.

Upon the entry into the Loan Agreement, the Borrowers were required to pay the Lenders a facility fee of $337,500, as well as other customary fees and expenses. The Loan Agreement contains customary representations, warranties and covenants and also includes customary events of default, including payment defaults, breaches of covenants, change of control and occurrence of a material adverse effect. Upon the occurrence and continuation of an event of default, a default interest rate of an additional 5% per annum may be applied to the outstanding loan balances, and the Administrative Agent, Collateral Trustee and Lenders may declare all outstanding obligations immediately due and payable and exercise all of their rights and remedies as set forth in the Loan Agreement and under applicable law. The Company's subsidiary, Evelo Biosciences Security Corporation, may maintain cash or cash equivalents so long as the Company satisfies certain liquidity requirements.

The Company granted the Lenders the right to invest up to $5,000,000 in the aggregate in up to three future offerings of common stock, convertible preferred stock or other equity securities of the Company that are broadly marketed and offered to multiple investors, on the same terms, conditions and pricing afforded to others participating in any such financing.

The foregoing description is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with the entry into the Loan Agreement, on the Closing Date, the Company repaid in full all outstanding indebtedness and terminated all commitments under its Loan and Security Agreement with Pacific Western Bank dated August 15, 2016, as amended (the "Prior Loan Agreement"), the material terms of which have been disclosed previously. The aggregate principal amount of the loan outstanding under the Prior Loan Agreement was $15,000,000 at the time of repayment. Pacific Western Bank's security interest in the Company's assets under the Prior Loan Agreement were terminated in connection with the Company's discharge of its indebtedness thereunder. The Company did not incur any penalties, but did incur a prepayment fee, as a result of the foregoing.

Item 1.02.    Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the repayment and termination of the Prior Loan Agreement is incorporated into this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Company's direct financial obligation under the Loan Agreement is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Loan and Security Agreement by and among Evelo Biosciences, Inc. and the other borrowers party thereto, the lenders party thereto, K2 HealthVentures LLC, as administrative agent for such lenders, and Ankura Trust Company, LLC, as collateral agent for such lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: July 24, 2019	By:	/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary